Change in Independent Auditor

In December 2001, Ernst & Young LLP
("Ernst & Young") resigned as independent auditor of the Funds. Arthur Andersen LLP
("Arthur Andersen") was selected as the Funds' independent auditor. The Funds' selection of Arthur Andersen as its independent auditor was recommended by the Funds' audit committee and was approved by the Funds' Board of Trustees.

The reports on the financial statements
audited by Ernst & Young for the years ended December
31, 2000 and prior for the Funds did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds' two most recent fiscal years and up to and including December 2001, there were no disagreements between the Funds and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.